Exhibit 21.1

FINJAN HOLDINGS, INC. SUBSIDIARIES

The following are the subsidiaries of Finjan Holdings, Inc.:

Finjan, Inc., a Delaware corporation
Finjan Mobile, Inc., a Delaware corporation
CybeRisk Security Solutions, Inc., a Delaware corporation
Finjan Blue, Inc., a Delaware corporation